FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
ACQUISITION OF ADRIAN CARRIERS

Cudahy, WI - April 30, 2013 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), announced today that it has acquired all of the outstanding stock of Adrian Carriers (“Adrian”), a logistics service provider offering container management and intermodal solutions based in Milan, Illinois, for a total purchase price of approximately $14.2 million, plus an earn-out capped at $6.5 million. Adrian manages the transportation of containerized import and export freight throughout the United States, and is at the forefront of technical development of container management systems and software. The acquisition was financed with borrowings under Roadrunner's credit facility.

Mark DiBlasi, President and CEO of Roadrunner, said, “The acquisition of Adrian expands our TMS capabilities within intermodal services and container management. In addition, Adrian's service offering, combined with its superior reputation, enables us to cross-sell our current intermodal services. Gary Adrian and his team will remain in place and are excited about the growth opportunities we collectively envision.”

“Adrian's high quality offering and longstanding customer relationships are an excellent addition to our TMS platform and will provide immediate growth opportunities across our network,” said Scott Dobak, President of Roadrunner's Less-than-Truckload and Transportation Management Solutions business segments.

Gary Adrian, President and CEO of Adrian added, “The strategic fit with Roadrunner is excellent from Adrian's standpoint. Joining the Roadrunner team will enable us to more efficiently and rapidly achieve our growth objectives and provide enhanced value and services to our customers.”

In 2012, Adrian generated revenues of approximately $32.5 million. Adrian is expected to be accretive to Roadrunner's earnings in 2013.

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit Roadrunner's website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance, including statements regarding the impact of the Adrian acquisition on Roadrunner's cross-selling opportunities and its operating network, the growth of Adrian's business and Roadrunner's expectation that Adrian will be accretive to Roadrunner's earnings in 2013. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster,
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com

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